Exhibit 2

Management’s Responsibility for the Consolidated Financial Statements

The accompanying consolidated financial statements of Queenstake Resources Ltd. and its subsidiaries and all information in the Annual Information Form are the responsibility of management and have been approved by the Board of Directors.  The consolidated financial statements necessarily include some amounts that are based on management’s best estimates, which have been made using careful judgment.

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Financial and operating data elsewhere in the annual report are consistent with the information contained in the financial statements.

In fulfilling their responsibilities, management of Queenstake Resources Ltd. and its subsidiaries have developed and continue to maintain systems of internal accounting controls, and segregation of duties and responsibilities whenever possible.

Although no cost effective system of internal control will prevent or detect all errors and irregularities, these systems are designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use, transactions are properly recorded and the financial records are reliable for preparing the consolidated financial statements.

The Board of Directors carries out its responsibility for the consolidated financial statements in this annual report principally through its Audit Committee, consisting of non-executive directors. The Audit Committee meets periodically with management and with the external auditors to discuss the results of audit examinations with respect to the adequacy of internal accounting controls, and to review and discuss the consolidated financial statements and financial reporting matters.

The consolidated financial statements have been audited by PricewaterhouseCoopers, Chartered Accountants, who have full access to the Audit Committee, with and without the presence of management. Their report follows.

Dorian L. (Dusty) Nicol

President and Chief Executive Officer

Eric H. Edwards

Vice President, Finance and Chief Financial Officer

PricewaterhouseCoopers LLP
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7676
Facsimile +1 604 806 7222

Auditors’ Report

To the Shareholders of Queenstake Resources Ltd.:

We have audited the consolidated balance sheet of Queenstake Resources Ltd. (“the Company”) as at December 31, 2006, and the consolidated statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2006 and the result of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements as at December 31, 2005 and for the two years then ended, were audited by predecessor auditors who expressed an opinion without reservation on those statements in their report dated March 13, 2006, except as to note 24, which is as of March 30, 2006.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

March 29, 2007

2

Comments by auditors for U.S. readers on Canada- U.S. reporting differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements.   Our report to the shareholders dated March 29, 2007 is expressed in accordance with Canadian reporting standards which do not require a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

March 29, 2007

3

CONSOLIDATED BALANCE SHEETS
AS AT DECEMBER 31, 2006 AND 2005

(In Thousands of U.S. Dollars)	December 31, 2006	December 31, 2005
ASSETS
Current assets
Cash and cash equivalents	$6,580	$10,225
Trade and other receivables - Note 3	726	463
Inventories - Note 4	34,196	6,519
Marketable securities - Note 5	13	13
Prepaid expenses - Note 6	1,896	1,499
Total current assets	43,411	18,719

Restricted cash - Note 7	27,035	27,165
Mineral property, plant and equipment, net - Note 8	51,491	45,692
Other assets - Note 9	1,254	1,763
Total assets	$123,191	$93,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$52,386	$11,063
Other current liabilities - Note 10	3,381	2,846
Total current liabilities	55,767	13,909

Other long-term obligations - Note 11	1,997	2,117
Reclamation and mine closure - Note 12	22,606	26,382
Total liabilities	80,370	42,408

Shareholders’ equity
Common shares, no par value, unlimited number authorized
Issued and outstanding 583,706,489 (2005 - 550,021,360) - Note 13	143,442	131,804
Contributed surplus - Note 14	3,069	1,973
Warrants - Note 16	14	14
Deficit	(103,704)	(82,860)
Total shareholders’ equity	42,821	50,931
Total liabilities and shareholders’ equity	$123,191	$93,339

Going Concern - Note 1

Contingencies - Note 21

Subsequent Events - Note 25

Approved on behalf of the Board:
/s/ John Hick	/s/ Dorian Nicol
Audit Committee Chairman and Director	Director

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	For the Years Ended December 31,
(In Thousands of U.S. Dollars, except per share amounts)	2006	2005	2004

Revenues	$102,910	$90,174	$100,394
Costs and expenses
Cost of sales	93,389	80,268	85,346
Depreciation, depletion and amortization	19,016	17,194	19,568
Non-hedge derivatives - Note 9	207	2,647	2,530
Exploration	4,899	3,880	6,629
General and administrative	4,418	4,915	3,381
Accretion of reclamation and mine closure liability - Note 12	1,192	1,174	421
Stock-based compensation - Note 15	1,176	579	537
	124,297	110,657	118,412
Loss from operations	(21,387)	(20,483)	(18,018)

Interest expense - Note 17	368	413	4,917
Other income, net	(897)	(937)	(243)
Foreign exchange (gain) loss	(109)	(213)	83
Gain on disposal of assets	(102)	(75)	(649)
Write down of assets	197	—	—
	(543)	(812)	4,108
Net loss	$(20,844)	$(19,671)	$(22,126)

Net loss per share - basic and diluted	($0.04)	($0.04)	($0.06)

Weighted average number of shares outstanding (000’s) - basic	573,152	509,274	377,609

CONSOLIDATED STATEMENTS OF DEFICIT

	For the Years Ended December 31,
(In Thousands of U.S. Dollars)	2006	2005	2004

Deficit, beginning of year	$(82,860)	$(63,189)	$(41,063)
Net Income (loss)	(20,844)	(19,671)	(22,126)
Deficit, end of year	$(103,704)	$(82,860)	$(63,189)

Going Concern - Note 1

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	For the Years Ended December 31,
(In Thousands of U.S. Dollars)	2006	2005	2004

OPERATING ACTIVITIES
Net loss	$(20,844)	$(19,671)	$(22,126)
Non-cash items:
Depreciation, depletion and amortization	19,016	17,194	19,568
Interest accretion and deferred financing costs	—	—	4,484
Write down of mineral property, plant and equipment	197	—	—
Gain on disposal of assets	(102)	(75)	(649)
Inventory valuation adjustments	3,575	—	575
Amortization of deferred charges	—	1,903	1,590
Accretion of reclamation and mine closure liability	1,192	1,174	421
Write down of non-hedge derivatives - Note 9	207	2,647	2,530
Stock-based compensation	1,176	579	537
Foreign exchange (gain) loss	(109)	(213)	83
Loss on sale of marketable securities	—	45	23
Warrants issued for services	—	14	137
	4,308	3,597	7,173

Reclamation costs incurred	(968)	(558)	(426)
Deferred revenue	1,731	—	—
Changes in non-cash working capital:
Inventories	(30,317)	(1,435)	(801)
Accounts receivable and prepaid accounts	461	(1,178)	3
Accounts payable and accruals	43,124	(8,098)	10,354
Cash provided by (used in) operating activities	18,339	(7,672)	16,303

INVESTING ACTIVITIES
Mineral property, plant and equipment expenditures	(31,916)	(19,662)	(21,559)
Purchase of non-hedge derivatives	—	(1,242)	(717)
Environmental risk transfer program	—	—	1,031
Proceeds from sale of assets	121	93	4,252
Notes receivable	—	—	2,500
Sale of marketable securities	—	442	1,460
Restricted cash	130	(786)	(41)
Other, net	—	—	(3,493)
Cash used in investing activities	(31,665)	(21,155)	(16,567)

FINANCING ACTIVITIES
Common shares issued, net of costs - Note 13	11,559	30,393	15,030
Term loan	—	—	(9,952)
Notes payable and leases	(1,794)	2,527	(8,218)
Other	(84)	—	—
Cash provided by (used in) financing activities	9,681	32,920	(3,140)

Net increase (decrease) in cash and cash equivalents	(3,645)	4,093	(3,404)
Cash and cash equivalents, beginning of year	10,225	6,132	9,536
Cash and cash equivalents, end of year	$6,580	$10,225	$6,132

Cash paid for interest	$322	$413	$433
Supplemental cash flow information - Note 19

The accompanying notes form an integral part of these consolidated financial statements

(In thousands of U.S. dollars, except per share amounts)

1.              Nature of operations and going concern

Queenstake Resources Ltd. (the Company) engages in the mining, processing, production and sale of gold, as well as related activities including development and exploration.  The Company’s principal asset and only current source of revenue is its 100% owned Jerritt Canyon Mine, located 50 miles north of Elko, Nevada, acquired on June 30, 2003.

For the year ended December 31, 2006, the Company had a net loss of $20.8 million and had an accumulated deficit of $103.7 million and a working capital deficit of $12.4 million at that date. During the last half of 2006, reduced mill operating levels and the costs associated with the construction of an evaporation pond which was mandated by state environmental agencies have impacted the Company’s ability to meet it short term obligations as well as to fund ongoing exploration and development efforts. These circumstances raise substantial doubt about its ability to continue as a going concern.

The Company’s ability to discharge its liabilities and realize the carrying value of its assets in the normal course of operations is dependent upon, among other things, the successful resumption of full mill processing capacity during the second quarter of 2007, extension, payment, or conversion of the Auramet loan facility (Note 25) and either successful completion of the proposed merger with YGC Resources Ltd. (“YGC”) (Note 25) or raising additional financing.  It is not possible to determine with any certainty the success or adequacy of these initiatives.

These consolidated financial statements have been prepared using Canadian generally accepted accounting principles applicable to a going concern and do not reflect the adjustments to the carrying values of assets and liabilities, the reported revenue and expenses and the balance sheet classifications that would be necessary were the going concern assumption inappropriate.  These adjustments could be material.

2.              Summary of significant accounting policies

(a)       Basis of presentation

The consolidated financial statements of the Company and accompanying notes have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”).  For the purposes of these financial statements these principles conform, in all material respects, with generally accepted accounting principles in the United States, except as described in Note 24.

(b)       Basis of consolidation

These consolidated financial statements include the accounts of Queenstake and its subsidiaries.  All material intercompany transactions and balances have been eliminated.  The subsidiaries and percentage of ownership at December 31, 2006, are as follows:

•                  Queenstake Resources U.S.A. Inc. (Delaware) — 100%

•                  Castle Exploration Inc. (Colorado) — 100%

(c)        Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the Company to make estimates and assumptions that affect the amounts of assets, liabilities, shareholders’ equity, revenue and expenses reported in these consolidated financial statements.  The most significant of these estimates and assumptions are those that use estimates of mineral reserves and resources.  Such estimates and assumptions affect the carrying value of assets, decisions as to when exploration and development costs should be capitalized or expensed, the rate at which amortization of long-term assets is charged to earnings, and the estimation of the asset retirement obligation.  The Company regularly reviews its estimates and assumptions; however, actual results could differ from these estimates.

(d)       Foreign currency translation

The activities of Queenstake, the Canadian parent company, are conducted and accounted for in Canadian dollars.  Accordingly, the temporal rate method is used for the conversion of related Canadian dollar denominated accounts.  Monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, non-monetary assets (including depreciation) and liabilities at the exchange rates in effect at the time of acquisition or issue, and revenues and other expenses at average rates approximating exchange rates in effect during the prescribed time of the transactions.  Exchange gains or losses are included in the statement of operations.

(e)        Cash and cash equivalents

Cash and cash equivalents is considered to include cash on hand, demand balances held with banks, money market funds, certificates of deposit and highly liquid deposits with maturities of three months or less from the date of inception.

(f)           Inventories

Work-in-process inventories, including ore stockpiles, are valued at the lower of average production cost and net realizable value, after a reasonable allowance for further processing and sales costs.  Purchased ore is recorded at cost based upon the contracted purchase price.

Finished goods inventories are valued at the lower of cost and net realizable value.  Cost valuations are based on the related three-month period’s average costs.  Net realizable value is after a reasonable allowance for sales costs.

Materials and supplies inventories are valued at the lower of average cost and replacement cost, net of a provision for obsolescence with respect to identified inventory items.

(g)       Stockpiles

Stockpiles represent ore that has been mined or purchased and is available for future processing.  Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces (based on assay data) and the estimated metallurgical recovery rates (based on expected processing method).  Stockpile ore tonnages are verified by periodic surveys.  Costs are allocated to stockpiles based on relative values of material stockpiled and processed using current mining costs incurred up to the point of stockpiling the ore, including applicable overhead, depreciation, depletion and amortization related to mining operations, and removed at each stockpile’s average cost per recoverable ounce.

(h)       Marketable securities

Short-term investments in publicly traded marketable securities are valued at the lower of cost and quoted market value.

(i)          Mineral property, plant and equipment

Mineral property, plant and equipment are carried at cost less accumulated depreciation and depletion.  Cost includes acquisition and related costs, capitalized asset retirement costs, long-term development costs incurred on existing ore bodies, and development costs incurred to further define reserves deemed capable of subsequent commercial production.  Depletion of mineral properties including deferred development costs is charged on a units-of-production basis over proven and probable reserves.  Depreciation for plant and equipment commences when placed in service.  Depreciation of plant and equipment is calculated using the straight-line method, based on estimated useful lives ranging from three to six years.  Projects and assets considered to be Construction in Progress are not depreciated until the projects are complete and placed in service.

The Company expenses all exploration and evaluation expenditures until management concludes that a future economic benefit is more likely than not of being realized, i.e. probable.  In evaluating if expenditures meet this criterion to be capitalized, management utilize several different sources of information depending on the level of exploration.  While the criteria for concluding whether expenditure should be capitalized is always probable the information that management use to make that determination depends on the level of exploration.

Long-lived assets are evaluated for impairment at the end of each reporting period or more frequently when changes in circumstances indicate that those carrying values may not be recoverable.  Estimated undiscounted future net cash flows for the Jerritt Canyon mine are subject to risks and uncertainties and are calculated using estimated production, expected gold sales prices (considering current and historical prices, price trends and related factors), operating costs, capital costs, and reclamation and closure costs and estimates of asset recovery values.  It is reasonable that changes in estimates could occur, which may affect the expected recoverability of these assets.  If it is determined that the carrying value exceeds estimated undiscounted future net cash flows, then a write-down to fair value would be recorded, with a charge to operations.

(j)           Asset retirement obligations

A liability is recognized for legal obligations relating to the retirement of property, plant and equipment and obligations arising from the acquisition, construction, development, or normal operation of those assets.  Such asset retirement costs are recognized at fair value, when a reasonable estimate of fair value can be made, in the period in which the liability is incurred.  A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset.  Where a related asset is not easily identifiable with a liability, the change in fair value over the course of the year is expensed.  The amount of the liability is subject to re-measurement at each reporting period.  The estimates are based principally on legal and regulatory requirements.  It is possible that the Company’s estimate of its ultimate reclamation liabilities could change as a result of changes in regulations, the extent of environmental remediation required or completed, the means of reclamation or changes in cost estimates.  Changes in estimates are accounted for prospectively commencing in the period the estimate is revised.

(k)       Obligations under capital leases

Leases are classified as either capital or operating.  Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases.  At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest.  Interest on capital lease financing is expensed as financing payments are made.  Payments made under operating leases are expensed as incurred.

(l)          Stock-based compensation

Compensation expense for stock options granted is determined based on the estimated fair values of the stock options at the time of the grant, the cost of which is recognized over the vesting periods of the respective options.  The estimated fair value of stock options granted is determined by using the Black-Scholes option pricing model.  The estimated fair value of stock options is credited to contributed surplus as the options vest and is subsequently transferred to share capital upon exercise of the related option.

Consideration paid by directors, officers, employees and non-employees on exercise of stock options is credited to common shares.

(m)     Warrants

Warrants issued as consideration for goods and services are recorded at fair value and classified as Convertible Securities.  Fair value is transferred to common shares upon exercise of the related warrants; proceeds from the exercise of these warrants are accounted for as an increase to common shares.

The value of equity units, consisting of common shares and warrants, issued in cash financings is assumed to be substantially attributable to the value of the common shares; accordingly no portion of the cash received for the units is assigned to the warrants.

(n)       Revenue recognition

Revenue from the sale of gold is recognized when there is pervasive evidence that an arrangement exists, the selling price is fixed and determinable, collectibility is reasonably assured, the gold has shipped or processing is complete and the gold is ready for shipment and when title and the risks and rewards of ownership pass to the buyer.

(o)       Commodity contracts

The Company may purchase gold put option contracts to protect against the risk of falling gold prices.  Gold put options allow the Company to exercise on a designated forward date, the option to sell a specified quantity of gold at the contract price (“strike price”) to the counterparty.  If the gold price is lower than the strike price of the respective purchased put option contract on the expiry date, gold is sold at the strike price of the put option.  If the market gold price is higher that the strike price of the put option, the option expires without exercise.  The put option premium payments related to the contracts are recognized as a deferred charge and liability on acquisition.

Put options are considered non-hedge derivative financial instruments and thus, are marked to fair market value.  Changes in the fair market value of the put options are recorded in current operations.

Put options which contain explicit provision in the related contracts to deliver gold to settle these instruments do not require fair market value adjustment.

The Company does not use gold forward sales contracts to fix future gold prices to be realized.

(p)       Income taxes

Future income tax assets and liabilities are recorded based on temporary differences between the carrying amounts of balance sheet items and their corresponding tax bases.  Future income tax assets also arise from unused tax losses, subject to a valuation allowance, to the extent that it is more likely than not such losses ultimately will be utilized.  This method also requires that the future income tax assets and liabilities be measured using the enacted rates and laws that are expected to apply when these assets and liabilities are either to be realized or settled.

(q)       Earnings/loss per share

Basic earnings/loss per share is calculated by dividing the net earnings/loss for the year by the weighted average number of common shares outstanding during the year.  Diluted earnings per share is calculated using the treasury stock method which, for outstanding stock options and warrants, assumes that the proceeds to be received on the exercise of the stock options and warrants are applied to repurchase common shares at the average market price for the period, for purposes of determining the weighted average number of shares outstanding.  Basic and diluted loss per share are the same as the inclusion of common share equivalents would be anti-dilutive.

(r)         Comparative figures

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

3.              Trade and other receivables

	December 31, 2006	December 31, 2005
Reclamation costs recoverable	$370	$411
Receivable from employees	15	45
Other	341	7
	$726	$463

Reclamation costs recoverable are related to reclamation project expenditures, reimbursable under the Company’s Environmental Risk Transfer Program (ERTP).

4.              Inventories

	December 31, 2006	December 31, 2005
Finished goods	$328	$1,083
Stockpiled ore	3,665	1,768
Purchased ore	24,702	—
Work-in-process	1,754	352
Materials and supplies	3,747	3,316
	$34,196	$6,519

Purchased ore was purchased from Newmont under an ore and concentrate purchase agreement and is expected to be processed in the next twelve months.  The purchased ore balance includes $11.2 million of loaded carbon delivered to the Company during December 2006 that was processed during the first quarter of 2007.  See further discussion of the Newmont agreement in Note 21.  The value of the purchased ore is shown net of a $3.6 million write down to net realizable value as of December 31, 2006.

5.              Marketable securities

	Shares	Amount
Balance - December 31, 2004	669,485	$500
Proceeds from sale of marketable securities	(644,485)	(442)
Loss on sale of marketable securities	—	(45)
Balance - December 31, 2005 and 2006	25,000	$13

6.              Prepaid expenses

	December 31, 2006	December 31, 2005
Prepaid insurance	$1,055	$783
Prepaid federal land fees	615	540
Other	226	176
	$1,896	$1,499

7.              Restricted cash

	December 31, 2006	December 31, 2005
Commutation Account	$25,915	$25,766
Interest earned	1,110	707
Reclamation costs incurred by Company	(968)	(558)
	26,057	25,915
Workman’s compensation self-insurance	157	522
Other restricted cash	821	728
	$27,035	$27,165

On June 30, 2003, the Company purchased from American Insurance Group (“AIG”) an environmental risk transfer program (the “ERTP”) (See Note 9).  As part of the ERTP, $25.8 million was deposited in an interest-bearing account with AIG (the “Commutation Account”).  The Commutation Account principal plus interest earned on the principal is used to fund Jerritt Canyon mine’s ongoing reclamation and mine closure obligations identified as at June 30, 2003.

The Company has assigned to Division of Insurance, State of Nevada a letter of credit for $0.2 million secured by a cash deposit of $0.2 million in connection with the State’s Workers Compensation program.  Interest is earned on the deposit.  During 2006, the Company was able to reduce the required letter of credit by $0.3 million compared to 2005 due to reduced workers compensation claim activity.

The Company has assigned two letters of credit totaling $0.7 million secured by a cash deposit of $0.7 million in connection with the purchase of mining equipment.  Interest is earned on this deposit.

8. Mineral property, plant and equipment

	December 31, 2005	Additions / (Depreciation)	Disposals	Writeoffs	December 31, 2006
Cost:
Mineral properties and deferred costs
Jerritt Canyon	$59,047	$12,256	$—	$—	$71,303
Plant and equipment
Jerritt Canyon	28,276	13,408	(85)	(195)	41,404
Subtotal Jerritt Canyon	87,323	25,664	(85)	(195)	112,707

Office equipment	74	1	—	(4)	71
Total cost	87,397	25,665	(85)	(199)	112,778
Accumulated depletion
and depreciation
Mineral properties and deferred costs
Jerritt Canyon	(29,398)	(12,845)	—	—	(42,243)
Plant and equipment
Jerritt Canyon	(12,274)	(6,792)	66	—	(19,000)
Subtotal Jerritt Canyon	(41,672)	(19,637)	66	—	(61,243)

Office equipment	(33)	(13)	—	2	(44)
Total accumulated depletion
and depreciation	(41,705)	(19,650)	66	2	(61,287)
Mineral property, plant and
equipment, net	$45,692	$6,015	$(19)	$(197)	$51,491

	December 31, 2004	Additions / (Depreciation)	Disposals	Writeoffs	December 31, 2005
Cost:
Mineral properties and deferred costs
Jerritt Canyon	$45,538	$13,509	$—	$—	$59,047
Plant and equipment
Jerritt Canyon	22,117	6,199	(40)	—	28,276
Subtotal Jerritt Canyon	67,655	19,708	(40)	—	87,323

Office equipment	54	20	—	—	74
Total cost	67,709	19,728	(40)	—	87,397
Accumulated depletion
and depreciation
Mineral properties and deferred costs
Jerritt Canyon	(19,044)	(10,354)	—	—	(29,398)
Plant and equipment
Jerritt Canyon	(6,128)	(6,167)	21	—	(12,274)
Subtotal Jerritt Canyon	(25,172)	(16,521)	21	—	(41,672)

Office equipment	(23)	(10)	—	—	(33)
Total accumulated depletion
and depreciation	(25,195)	(16,531)	21	—	(41,705)
Mineral property, plant and
equipment, net	$42,514	$3,197	$(19)	$—	$45,692

9.              Other assets

	December 31, 2006
	Beginning Balance	Additions	Amortization	Write-down	Ending Balance
Non-hedge derivatives	$207	$—	$—	$(207)	$—
Environmental risk transfer program	1,556	—	(302)	—	1,254
	$1,763	$—	$(302)	$(207)	$1,254

	December 31, 2005
	Beginning Balance	Additions	Amortization	Write-down	Ending Balance
Non-hedge derivatives	$1,612	$1,242	$(1,792)	$(855)	$207
Deferred royalty charges	1,903	—	(1,903)	—	—
Environmental risk transfer program	2,240	—	(684)	—	1,556
	$5,755	$1,242	$(4,379)	$(855)	$1,763

Non-Hedge Derivatives

As a condition of the Jerritt Canyon term loan, obtained in July 2003, the lender required the Company to purchase a total of 394,591 gold put options, with a carrying value of approximately $4.1 million, with a series of monthly expiries from July 2003 through June 2005, inclusive.  On June 30, 2005 the remaining balance of the prepaid put options required by the conditions of the term loan expired in full.

The Company purchased gold put options in the fourth quarter of 2004 as a non-hedge derivative at a cost of $0.7 million with expiry dates through 2005.

During 2005, the Company purchased 147,000 gold put options as non-hedge derivatives at a cost of $1.1 million with a series of monthly expiries from January 2006 through March 2007, inclusive.  The put options each have a strike price ranging from $400 to $425 per ounce.  Payment of the premiums for these put options was deferred and is being settled each month based upon the respective number of put options expiring or exercised in that month.  As a result of decreases in the fair value of the gold put option contracts, the remaining asset value of the put options was written off as of December 31, 2006.

Environmental Risk Transfer Program

i)     Reclamation cost cap insurance

The ERTP that the Company purchased from AIG (see Note 12) also includes a reclamation and mine closure cost cap insurance policy.  The insurance policy provides coverage for future reclamation and mine closure costs in existence at June 30, 2003, if they exceed those funded by the Commutation Account (Note 7).  If these reclamation costs are less than the amount in the Commutation Account, the Company would be refunded the excess cash.  In the event that these reclamation costs are more than the Commutation Account balance, the cost cap insurance policy will pay the excess costs up to a defined maximum.

The insurance premium paid for the ERTP in June 2003 is being amortized over the estimated proven and probable reserves at the inception of the policy.  Amortization of the insurance premium is calculated based on each respective period’s production ounces with respect to the estimated proven and probable reserves.

ii)                                   Pollution legal liability

The ERTP also includes a pollution legal liability insurance coverage for third-party damage claims against the Company for both pre-existing pollution conditions and new pollution conditions, for a period of five years commencing June 30, 2003.

10.       Other current liabilities

	December 31, 2006	December 31, 2005
Insurance policy premium payable	$608	$423
Current portion of non-hedge derivative premiums payable (Note 11)	66	994
Deferred revenue	1,731	—
Current portion of capital leases (Note 11)	976	1,429
	$3,381	$2,846

At the end of December 2006, the Company entered into a gold sales agreement and received payment which was recorded as deferred revenue and for which the gold was delivered during the first week of January 2007.

11.       Other long-term liabilities

	December 31, 2006	December 31, 2005
Non-hedge derivative premiums payable	$66	$1,062
Capital leases	2,973	3,478
	3,039	4,540
Less current portion:
- Non-hedge derivative premiums payable	(66)	(994)
- Capital leases	(976)	(1,429)
	$1,997	$2,117

Capital Leases

During 2006, the Company entered into a 3 year capital lease with a mining equipment company with a total payment price of $0.4 million.  The delivered sales price for the equipment is $0.3 million with a deferred finance charge of $0.1 million calculated at 8.7%.

During 2006, the Company entered into a 3 year capital lease with an automotive credit company with a total payment price of $31 thousand.  The delivered sales price for the automobile was $30 thousand with a deferred finance charge of approximately $1 thousand calculated at 11.4%.

During 2005, the Company entered into a 5 year capital lease with a mining equipment company with a total payment price of $1.4 million.  The delivered sales price for the equipment is $1.1 million with a deferred finance charge of $0.3 million calculated at 8.35%.

During 2005, the Company entered into a 5 year capital lease with a mining equipment company with a total payment of $2.0 million.  The delivered sales price for the equipment is $1.6 million with a deferred finance charge of $0.4 million calculated at 7.25%.

During 2005, the Company entered into a two year capital lease with a software company with a total payment of $44 thousand.  The delivered sales price for the equipment is $41 thousand with a deferred finance charge of $3 thousand calculated at 7.00%.

During 2004, the Company entered into a 28 month capital lease with a mining equipment company with a total payment of $0.5 million.  The delivered sales price for the equipment is $476 thousand with a deferred finance charge of $63 thousand calculated at 7.95%.  A balloon payment of $0.2 million was due in June 2006; however the Company has been allowed to continue monthly payments through 2007.

Capital lease obligations through the completion of current lease terms are as follows:

(In thousands of dollars)	2007	2008	2009	2010	Total
Mining equipment	$401	$401	$401	$95	$1,298
Mining equipment	281	281	281	248	1,091
Mining equipment	128	128	111	—	367
Mining equipment	174	174	53	—	401
Mining equipment	173	—	—	—	173
Automotive equipment	8	8	6	—	22
Mining software	13	—	—	—	13
	$1,178	$992	$852	$343	$3,365

12.       Reclamation and mine closure

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations.  Under current regulations, the Company is required to meet performance standards to minimize environmental impact from operations and to perform site restoration and other closure activities.  The Company’s provisions for future site closure and reclamation costs are based on known requirements.  It is not currently possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. The Company’s estimate of the present value of the obligation to reclaim the Jerritt Canyon property is based upon existing reclamation standards at December 31, 2006.

As part of the consideration for the Jerritt Canyon mine acquisition, the Company assumed the liability for final reclamation and closure of the mine.  On June 30, 2003, the Company purchased from American Insurance Group (“AIG”) an environmental risk transfer program (the “ERTP”) (Note 9).  The ERTP includes several components: a Commutation Account (Note 7), reclamation cost cap insurance, pollution liability insurance, and surety bonds.

The following table sets out the activity for the Company’s reclamation and mine closure liabilities for the years ending December 31, 2006 and 2005:

	December 31, 2006	December 31, 2005
Opening balance	$26,382	$25,766
Reduction in closure estimate	(4,000)	—
Accretion	1,192	1,174
Reclamation activities paid by Company	(968)	(558)
Ending balance	$22,606	$26,382

Each year, the Company reviews its asset retirement obligation estimates.  During 2006, the Company began construction of an evaporation pond as mandated by the Nevada Division of Environment Protection (“NDEP”) for closure purposes.  The construction of the evaporation pond reduces the time frame necessary for removing excess moisture from the tailings facility by as much as four years, which has correspondingly reduced the liability related to future closure activities by $4.0 million.

Surety bonds

AIG has posted a total of $39.4 million in surety bonds with the U.S. Forest Service and the NDEP, to provide these agencies assurance that the Company will meet its reclamation obligations.

13.       Common Shares

	Shares (000’s)
Balance, December 31, 2004	410,405	$100,139
Issued for cash	125,978	30,716
Issued for cash on exercise of warrants	7,843	1,591
Issued for cash on exercise of incentive stock options	360	60
Common shares issued in payment of liabilities	5,435	1,250
Fair value of stock options exercised (Note 14)	—	22
Equity issuance costs	—	(1,974)
Activity for the year	139,616	31,665
Balance, December 31, 2005	550,021	131,804
Issued for cash	28,512	10,192
Issued for cash on exercise of warrants	4,150	1,482
Issued for cash on exercise of incentive stock options	1,270	231
Fair value of stock options exercised (Note 14)	—	129
Common share equivalents expired	(247)	(49)
Equity issuance costs	—	(346)
Activity for the year	33,685	11,639
Balance, December 31, 2006	583,706	$143,443

On March 23, 2005 the Company issued 100,000,000 common shares pursuant to an equity financing for gross proceeds of $24.8 million.  The equity financing consisted of 100,000,000 units, with each unit consisting of one common share and one half of one common share purchase warrant at a price of Cdn $0.30 per unit.  Each whole common share purchase warrant (50,000,000 warrants in total) can be exercised to acquire one additional common share at a price of Cdn $0.40 until March 23, 2007.  The Company paid the underwriters a cash commission of 5% of the gross proceeds.

On May 16, 2005, the Company issued 5,434,783 common shares to settle outstanding liabilities and accrued interest of $1.3 million.

On June 22, 2005 the Company issued 25,987,200 common shares pursuant to an equity financing for net proceeds of $5.9 million through a syndicate of underwriters (“Underwriters”).  The offering was priced at Cdn $0.28 per share.  The Underwriters received a 4% commission on the gross proceeds of the offering.

In January 2006, 247,066 common share equivalents representing the right to exchange the ownership of predecessor common shares to common shares of the Company expired without execution of the exchange right.  The right to exchange common share equivalents was the result of a corporate amalgamation between Queenstake Resources Ltd. and Santa Cruz Gold Inc. where common shares of Santa Cruz Gold Inc. were to be exchanged for common shares of Queenstake Resources Ltd. within a defined time period.  These common share equivalents have been removed from common shares issued and outstanding upon the expiry of the exchange right.

On April 13, 2006, the Company issued 28,512,195 common shares for Cdn $0.41 per share to Newmont Canada Limited (“Newmont”) pursuant to an equity financing by way of private placement for gross proceeds of $10.2 million.  The private placement consisted of 28,512,195 common shares and warrants exercisable to acquire 28,512,195 additional common shares of the Company at a price of Cdn $0.55 per share until April 12, 2010.   Newmont has the right to participate in future equity offerings by the Company to preserve its fully diluted shareholding percentage and has certain additional rights to participate in debt financings until April 13, 2008.  Proceeds are being used to fund exploration and for other corporate uses.

14.       Contributed surplus

	December 31, 2006	December 31, 2005
Balance, beginning of period	$1,973	$1,053
Fair value of stock-based compensation	1,176	579
Fair value of common share equivalents expired	49	—
Fair value of stock options exercised - transferred to share capital (Note 13)	(129)	(22)
Fair value of warrants expired	—	363
Balance, end of period	$3,069	$1,973

15.       Stock options

The following table sets out the activity in Company’s incentive stock option plans for the years ending December 31, 2006, 2005 and 2004:

	Number	Weighted average price per option
	(000’s)	Cdn $
Outstanding, December 31, 2003	6,775	$0.43
Issued	5,050	0.57
Exercised	(525)	0.26
Cancelled or expired	(155)	2.65
Outstanding, December 31, 2004	11,145	0.47
Issued	7,050	0.22
Exercised	(360)	0.20
Cancelled or expired	(4,665)	0.50
Outstanding, December 31, 2005	13,170	0.33
Issued	7,045	0.42
Exercised	(1,270)	0.21
Cancelled or expired	(2,058)	0.34
Outstanding, December 31, 2006	16,887	$0.37

Options outstanding at December 31, 2006 are exercisable in the following amounts and exercise prices:

Options outstanding				Options exercisable
Exercise price per option	Number of options	Weighted average price per option	Weighted average remaining life	Number of options	Weighted average price per option
Cdn$	(000’s)	Cdn$	(Years)	(000’s)	Cdn$
0.32	1,600	$0.32	0.4	1,600	$0.32
0.22	50	0.22	0.8	50	0.22
0.39	1,850	0.39	1.6	1,850	0.39
0.57	1,145	0.57	2.5	1,145	0.57
0.57	1,115	0.57	2.8	1,115	0.57
0.23	500	0.23	3.3	500	0.23
0.22	3,525	0.22	3.4	3,525	0.22
0.22	500	0.22	3.4	500	0.22
0.22	250	0.22	3.6	250	0.22
0.22	200	0.22	3.6	200	0.22
0.22	7	0.22	3.9	7	0.22
0.42	5,945	0.42	4.3	2,973	0.42
0.44	50	0.44	4.3	25	0.44
0.37	150	0.37	4.3	75	0.37
	16,887	$0.37		13,815	$0.36

At December 31, 2006 the Company had only one stock option plan, the 1995 Plan.  The 1995 Plan was established on May 17, 1995, amended most recently on May 12, 2004 and is the Company’s only active incentive stock option plan.  A maximum of 30,000,000 five-year options may be granted under the 1995 Plan at an exercise price based on market value on the day before granting.  Shareholder approval is required to increase the number of options available for grant under the 1995 Plan.  Full vesting of stock options granted under the 1995 plan is completed after one year where 50% of the granted options vest immediately upon the date of grant and the remaining 50% vest one year from the date of grant.

On May 2, 2005, the Company granted 575,000 stock options to a non-director officer and certain employees of the Company with a strike price of Cdn $0.23 expiring on May 2, 2010.

On May 11, 2005, the Company granted 5,460,000 stock options to directors, a non-director officer and certain employees of the Company with a strike price of Cdn $0.22 expiring on May 11, 2010.

On May 31, 2005, the Company granted 500,000 stock options to newly appointed directors of the Company with a strike price of Cdn $0.22 expiring on May 31, 2010.

On August 15, 2005, the Company granted 300,000 stock options to a non-director officer and certain employees of the Company with a strike price of Cdn $0.22 expiring on August 15, 2010.

On August 23, 2005, the Company granted 200,000 stock options to certain employees of the Company with a strike price of Cdn $0.22 expiring on August 23, 2010.

On November 22, 2005, the Company granted 15,000 stock options to certain employees of the Company with a strike price of Cdn $0.22 expiring on November 22, 2010.

On April 6, 2006, 6,845,000 stock options were granted to officers, directors and employees with a strike price of Cdn $0.42 and an expiry date of April 6, 2011 with 50% of the options vesting and exercisable immediately and 50% vesting one year from the grant date.

On April 17, 2006, 50,000 stock options were granted to an employee with a strike price of Cdn $0.44 and an expiry date of April 17, 2011 with 50% of the options vesting and exercisable immediately and 50% vesting one year from the grant date.

On August 17, 2006, 150,000 stock options were granted to employees with a strike price of Cdn $0.37 and an expiry date of August 17, 2011 with 50% of the options vesting and exercisable immediately and 50% vesting one year from the grant date.

The fair value of stock options granted to directors, officers and employees were estimated at the grant date based on the Black-Scholes option pricing model.  From the specific assumptions applied at each respective grant date, the weighted average assumptions for stock options granted are as follows:

	Weighted Average Assumptions
	2006	2005	2004
Expected volatility	72.0%	74.7%	50.0%
Risk-free interest rate	4.83%	3.79%	3.47%
Expected lives	3 years	3 years	2 years
Dividend yield	0%	0%	0%

Weighted average fair value
per stock option granted	$0.21	$0.09	$0.14

Option pricing models require the input of highly subjective assumptions including the expected price volatility.  Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The Company recognized $1,176,000, $579,000 and $537,000 in stock-based compensation expense for the years ended 2006, 2005 and 2004, respectively.

16.       Warrants

	December 31, 2005	Issued in 2006	Exercised in 2006	Expired in 2006	December 31, 2006	Exercise price	Expiry
	(000’s)	(000’s)	(000’s)	(000’s)	(000’s)	Cdn $
	17,127	—	—	(17,127)	—	0.65	02/10/06
	50,000	—	(4,150)	—	45,850	0.40	03/23/07
	100	—	—	—	100	0.40	03/23/07
	—	28,512	—	—	28,512	0.55	04/12/10
Total warrants	67,227	28,512	(4,150)	(17,127)	74,462

Fair Value	$14	$—	$—	$—	$14

	December 31, 2004	Issued in 2005	Exercised in 2005	Expired in 2005	December 31, 2005	Exercise price	Expiry
	(000’s)	(000’s)	(000’s)	(000’s)	(000’s)	Cdn $
	10,534	—	(7,843)	(2,691)	—	0.25	06/25/05
	2,000	—	—	(2,000)	—	1.00	12/15/05
	17,127	—	—	—	17,127	0.65	02/10/06
	1,713	—	—	(1,713)	—	0.50	08/10/05
	—	50,000	—	—	50,000	0.40	03/23/07
	—	100	—	—	100	0.40	03/23/07
Total warrants	31,374	50,100	(7,843)	(6,404)	67,227

Fair Value	$363	$14	$—	$(363)	$14

On March 23, 2005, 100,000 warrants were issued under an agreement for financial advisory and investment banking services.  The warrants issued have the same terms as warrants issued in the March 23, 2005 equity financing (Note 13).  The warrants were issued at a strike price of Cdn $0.40 and the estimated fair value of the warrants was calculated using the Black-Scholes option pricing model.  The estimate of the fair value of the warrants of $14 thousand was based upon a volatility of 75.0%, a risk free interest rate of 3.9% and an expected life of 2 years.  On March 23, 2007, these warrants, along with the remaining 45.9 million warrants outstanding from the equity financing, expired unexercised (Note 25).

On February 10, 2006, 17.1 million warrants with an exercise price of Cdn $0.65 expired.

17.       Interest expense

	2006	2005	2004
Amortization of deferred financing costs, related to term loan	$—	$—	$3,345
Amortization of deferred financing costs, related to put options financed	—	—	257
Accretion of production payment owing to Jerritt Canyon sellers	—	—	788
Oxygen plant note	—	—	94
Non-cash interest expense	—	—	4,484
Term loan	—	—	322
Capital leases	241	413	80
Other	127	—	31
	$368	$413	$4,917

18.       Income taxes

The Company’s provision for income taxes differs from the amounts computed by applying the combined Canadian federal and provincial income tax rates to the net loss as a result of the following:

	2006	2005	2004
Provision for recovery of taxes at stautory rates	$(7,112)	$(6,885)	$(7,877)
Tax benefit not recognized on current year losses	3,454	3,624	1,491
Differences in foreign tax rates	(52)	154	(57)
Non-deductible items and other	3,710	3,107	6,443
	$—	$—	$—

Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s future tax assets as at December 31, 2006 are as follows:

	2006	2005	2004
Non-capital loss carry forwards	$14,279	$10,552	$7,322
Net capital loss carry forwards	6,961	7,851	6,088
Unutilized exploration expenditures	12,427	7,620	5,990
Capital assets	2,213	1,044	(330)
Other	2,137	1,161	832
Total net future income tax assets	38,017	28,228	19,902
Less: Valuation allowance	(38,017)	(28,228)	(19,902)
Net future income tax allowance	$—	$—	$—

The Company has income tax loss carry forwards of approximately $6.9 million in Canada, which may be used to reduce future income taxes otherwise payable and which expire in the years 2007 to 2026.

The Company has income tax loss carry forwards of approximately $34.5 million in the United States, which may be used to reduce future income taxes otherwise payable and which expire in the years 2007 to 2026.  A portion of the losses in the U.S. are subject to limitation.

The tax benefit of the above noted tax assets have been offset by recognition of a valuation allowance in these financial statements.

19.       Supplemental cash flow disclosure

	For the years ended December 31,
	2006	2005	2004
Non-cash activities
Finance of prepaid insurance	$1,037	$783	$—
Changes in property, plant and equipment expenditures accrued	(2,620)	3,309	3,265
Changes in mineral properties due to adjustment in retirement obligation estimate	(4,000)	—	—
Capital lease obligations entered into for new equipment	369	—	—
Change in inventory valuation derived from depreciation, depletion and amortization allocation	935	—	—
Marketable securities received in sale of assets disposed of by sale	—	—	4,483
Marketable securities received in lieu of note payment	—	—	500
Common shares issued in payment of debt	—	1,250	—
Contributed surplus arising on fair value of convertible securities expired	—	363	—
Fair value of lender’s and broker’s warrants exercised and transferred to share capital	—	—	257
Fair value of stock option exercised and transferred from contributed surplus to share capital	(129)	22	35
Fair value of common share equivalents expired and transferred to contributed surplus	$49	$—	$—

20.       Financial instruments

Fair value

The fair value of the Company’s current receivables, inventories, prepaid expenses, trade payables and other current liabilities, excluding marketable securities, approximates their carrying values, due to their short-term maturities.

Foreign currency risk management

All revenues and substantially all of the Company’s expenses are incurred in U.S. dollars.  The Company’s equity capital is raised in Canadian dollars.  Potential currency fluctuations could affect the amount of U.S. dollars that can be purchased with Canadian dollars.  The Company believes that the risk of material loss as a result of an adverse prolonged change in Canadian / U.S. dollar exchange rates is managed by its policy for the conversion of Canadian funds into U.S. funds as necessary with consultation from foreign currency exchange specialists, and currently does not use foreign currency exchange contracts to fix exchange rates.

Commodity risk management

The profitability of the Company is directly related to the market price of gold.  Accordingly, the Company may purchase non-hedge derivative financial instruments, such as gold put option contracts, to protect against the risk of falling gold prices.  The Company pays a premium to acquire the contracts which is settled in the period the option is exercised or allowed to expire.  If the gold price is lower than the strike price of the respective purchased put option on the expiry date, gold is sold at the strike price of the put option.  If the market gold price is higher than the strike price of the put option, the option expires without exercise.

The Company does not use gold forward sales contracts to fix future gold prices realized.

The Company purchased gold put option contracts starting in late 2004 and 2005 with expiry dates extending into 2007.  These put option contracts are considered non-hedge derivative financial instruments and thus, are marked to fair market value each reporting period and changes in the fair market value are recorded in current earnings or losses.

In 2005, the Company purchased 147,000 gold put options as non-hedge derivatives with a series of monthly expiries from January 2006 through March 2007, inclusive.  The put options each have a strike price ranging from $400 to $425 per ounce.  At the end of 2006, the Company had 12,000 put options remaining with an average strike price of $425 per ounce.  Given the current gold price, the remaining value of these options was written off during the year.  These options expired during the first quarter 2007.

21.       Commitments and contingencies

Commitments

The Company has certain contracted commitments and obligations under capital leases, operating leases and non-hedge derivative financial instrument contracts. Future payments for these contracted commitments and obligations with initial or remaining terms in excess of one year at December 31, 2006 are as follows:

	Payments due by period
(In millions of dollars)	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Capital lease obligations	$3.3	$1.2	$1.8	$0.3	$—
Operating leases	0.4	0.2	0.2	—	—
Non-hedge derivative financial instruments	0.1	0.1	—	—	—
Total Material Contractual Obligations	$3.8	$1.5	$2.0	$0.3	$—

The Company has certain operating leases for corporate office space and equipment with payments of $0.4 million due over the next three years.  These leases range from 1 to 2 years with payment obligations of $0.2 million in 2007 and $0.2 million in 2008.

On April 13, 2006, the Company entered into an agreement with Newmont to purchase and process ore at the Company’s Jerritt Canyon facility.  The Company is committed to purchase 500,000 tons of Newmont ore annually for two years from the date of the agreement.  The Company purchases ore from Newmont at a price determined based on the calculated recoverable gold content of the ore and at the gold market price per ounce in effect at the time the ore is delivered to the Jerritt Canyon property.  The Company is at risk should the price of gold drop between the time that the ore is purchased and the time that the purchased ounces are produced and sold.  As of December 31, 2006, the Company had received approximately 440,000 tons of ore pursuant to the agreement and had processed approximately 181,000 tons.

At the end of the third quarter, the Company instructed its financial advisors Blackmont Capital Inc. of Toronto to assist the Company in evaluating and pursuing strategic alternatives regarding the long-term value of Queenstake’s assets.  As a result of this process, on March 16, 2007, the Company and YGC Resources Ltd. (“YGC”) signed a definitive combination agreement to merge the companies to form Yukon-Nevada Gold Corporation (Note 25).  Upon completion of the merger, the Company is obligated to pay Blackmont a success fee equal to 1.25 percent of the transaction value.

Legal

The Company may be involved in various claims, legal proceedings and complaints arising in the ordinary course of business.  The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which the Company may be required to pay by reason thereof, will have a material effect on the future conditions or future results of operations for the Company.

See Note 25(b) for discussion of the lawsuit filed by the Company against AIG in January 2007.

Environmental

The Company engages in mining, development and exploration activities, which are subject to various federal and state laws and regulations governing the protection of the environment.  These laws and regulations are continually changing and may become more restrictive.  The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

22.       Retirement plans

Upon completion of the Jerritt Canyon acquisition, the Company assumed sponsorship, from the prior owners of the Jerritt Canyon mine, of a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees.  The Company makes defined contributions of up to 7.5% of eligible employees’ salaries and is not responsible for the performance of investment vehicles selected by employees.  The Company contributed $1,435,232 for the year ended December 31, 2006 and contributed $1,347,879 during year ended December 31, 2005.

23.       Segment information

The Company operates only in the gold sector within the United States.  Currently, revenues are earned exclusively at the Company’s Jerritt Canyon mine in Nevada.

24.       Differences between Canadian and United States generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with Canadian GAAP.  For the purposes of these financial statements these principles differ in certain material respects from generally accepted accounting principles in the United States (“U.S. GAAP”).

The adjustments to comply with U.S. GAAP, with respect to the consolidated balance sheets for the years ended December 31, 2006 and 2005 would be as follows:

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)	December 31, 2006			Restated December 31, 2005
	Canadian GAAP	Differences	U.S. GAAP	Canadian GAAP	Differences	U.S. GAAP
ASSETS
Total current assets	$43,411	$—	$43,411	$18,719	$—	$18,719
Other assets	79,780	—	79,780	74,620	—	74,620
Total assets	123,191	—	123,191	93,339	—	93,339

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Total current liabilities	55,767	—	55,767	13,909	—	13,909
Other long-term liabilities	24,603	—	24,603	28,499	—	28,499
Total liabilities	80,370	—	80,370	42,408	—	42,408

Shareholders’ equity
Common shares, contributed surplus,
and convertible securities	146,525	—	146,525	133,791	—	133,791
Deficit (b)	(103,704)	—	(103,704)	(82,860)	—	(82,860)
Total shareholders’ equity	42,821	—	42,821	50,931	—	50,931
Total liabilities and shareholders’ equity	$123,191	$—	$123,191	$93,339	$—	$93,339

The adjustments to comply with U.S. GAAP, with respect to the consolidated statements of loss for the years ended December 31, 2006, 2005 and 2004 would be as follows:

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31
		Restated	Restated
(In Thousands of Dollars, except per share amounts)	2006	2005	2004

Loss from operations Canadian GAAP	$(20,844)	$(20,483)	$(18,018)
Interest expense (a)	(368)	(413)	(4,917)
Other income, net (a)	802	1,012	892
Foreign exchange gain (loss) (a)	109	213	(83
Realized non-hedge derivative loss (b)	—	878	2,994
Unrealized non-hedge derivative loss (b)	—	—	(878)
Loss from operations and net loss under U.S. GAAP	$(20,301)	$(18,793)	$(20,010)

Net loss per share - basic and diluted	($0.04)	($0.04)	($0.05)

Weighted average number of shares outstanding (000’s) - basic	573,152	509,274	377,609

The adjustments to comply with U.S. GAAP, with respect to the consolidated statements of cash flows for the years ended December 31, 2006, 2005 and 2004 would have no material effect on net cash provided by / (used in) operations, cash used in investing activities and cash provided by / (used in) financing activities.

The significant differences between generally accepted accounting principles (“GAAP”) in Canada and in the United States, as they relate to these financial statements are as follows:

(a)       Certain income and expense items may be disclosed after income (loss) from operations for Canadian GAAP.  These items are included in income (loss) from operations for U.S. GAAP.

(b)       The Company purchased gold put options as required by the Jerritt Canyon term loan to establish a minimum price, which the Company would receive for a significant portion of its gold production during the amortization period of the term loan.  These gold put options expired in June 2005.  These contracts do not qualify as designated hedges under FAS 133 and FAS 137 and accordingly for U.S. GAAP, changes in the fair value of the outstanding puts are recognized as a component of net loss.  Canadian GAAP would not have required a measurement of fair value as these contracts were purchased pursuant to a borrowing arrangement.

(c)        In a recent continuous disclosure review, the SEC determined that for US GAAP purposes it is generally not possible to treat as equity, warrants whose exercise price is different from the functional currency of the entity.  The SEC’s view is that for US GAAP purposes such warrants are derivative instruments and should be recorded as liabilities and carried at fair value, with the fair value of warrants exercised during the year being transferred to share capital and changes in fair value from year to year recorded in earnings.

This interpretation does not apply under Canadian GAAP.  A recent meeting of the FASB considered the SEC’s view and the FASB have recommended that companies be allowed to implement this accounting in a future year, as an accounting change.  The Company intends to adopt this accounting in the period the FASB recommends and to treat the adjustments as an accounting change.

(d)       Recent U.S. GAAP  accounting pronouncements

Stock Based Compensation

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which revised SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R will supersede APB Opinion 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.”  The significant differences in accounting from Canadian GAAP under SFAS No. 123R include the requirement to estimate forfeitures of unvested instruments such as stock options at the grant date to determine the total compensation to be recognized.  Under Canadian GAAP, the Company recognizes the fair value of an employee’s services award over the vesting period and accounts for forfeitures only as they occur.  SFAS No. 123R was adopted by the Company in 2006.

In March 2005, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment,” which provides guidance on the interaction between SFAS No. 123R and certain SEC rules and regulations, as well as on the valuation of share-based payments.  SAB No. 107 provides interpretive guidance related to valuation methods (including assumptions such as expected volatility and expected term), first time adoption of SFAS No. 123R in an interim period, the classification of compensation expense and disclosures subsequent to adoption of SFAS No. 123R.

Asset Retirement Obligations

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”—an interpretation of FASB No. 143.  FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement.  FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.  FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting Changes and Error Corrections

In May 2005 the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 established new standards on accounting for changes in accounting principles.  SFAS No. 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so.  SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005.  Adoption of SFAS No. 154 did not have a material impact on our consolidated financial position, results of operations or cash flows.

Other-Than-Temporary Impairment

In June 2005, the FASB issued FASB Staff Position Paper (“FSP”) 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” superseding EITF 03-1.  FSP 115-1 will replace the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1 with references to existing other-than-temporary impairment guidance.  FSP 115-1 is effective for reporting periods beginning after December 15, 2005.  Adoption of FSP 115-1 did not have a material impact on our consolidated financial position, results of operations or cash flows.

25.       Subsequent Events

                        (a)  On January 15, 2007, the Company closed a secured convertible bridge loan financing facility (the “Facility”) of $8 million with Auramet Trading LLC.  The Facility has an interest rate of 12.9% per annum and is repayable no later than May 31, 2007 (extended from April 30, 2007) in cash, or at the option of Auramet, part or all of the Facility may be repaid in common shares of Queenstake at a conversion price of $0.22 per share.  The costs of the Facility include a 3.5%

underwriting fee in respect of which Auramet elected to receive partial payment with 1,464,579 Queenstake common shares.  In addition, Auramet received warrants exercisable to acquire 10 million Queenstake common shares for a term of one year at an exercise price of $0.22 per share.

                        (b)  The Company filed suit on January 19, 2007 against American International Specialty Lines Insurance Company, a subsidiary of AIG, (the “Insurance Company”) in United States District Court for the District of Colorado.  The suit seeks $8.4 million for construction of the evaporation pond at the Company’s Jerritt Canyon operations in Nevada plus an unspecified amount for additional damages as a result of the Insurance Company’s failure to reimburse Queenstake under its reclamation costs insurance policy.

                        (c)   Effective March 16, 2007, the Company and YGC Resources Ltd. (“YGC”) completed all due diligence requirements and signed a definitive combination agreement to merge the companies to form Yukon-Nevada Gold Limited (“Newco”).  The business combination is structured as a plan of arrangement.  Under the agreed upon terms, shareholders of YGC will retain one common share of Newco for each share of YGC held, and shareholders of Queenstake will receive one common share of Newco for each ten shares of Queenstake held.  The business combination is subject to shareholder, court and regulatory approvals and other conditions precedent, including a minimum Cdn$ 80.0 million net proceeds financing to be completed by YGC for the benefit of Newco.   The respective shareholder meetings of the Company and YGC are scheduled to be held on May 18, 2007.

                        (d)  On March 23, 2007 45,950,000 warrants, issued as part of an equity financing completed on March 23, 2005, expired unexercised.

Form 52-109F1 - Certification of Annual Filings

I, Dorian Nicol, Queenstake Resources Ltd., Chief Executive Officer, certify that:

1.                                       I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Queenstake Resources Ltd. (the issuer) for the period ending December 31, 2006;

2.                                       Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings;

3.                                       Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings;

4.                                       The issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures for the issuer, and we have:

a.                                       designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual filings are being prepared;

b.                                      evaluated the effectiveness of the issuer’s disclosure controls and procedures as of the end of the period covered by the annual filings and have caused the issuer to disclose in the annual MD&A our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the annual filings based on such evaluation.

Date: March 29, 2007

/s/ Dorian Nicol
Chief Executive Officer

Form 52-109F1 - Certification of Annual Filings

I, Eric Edwards, Queenstake Resources Ltd., Chief Financial Officer, certify that:

1.                                       I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Queenstake Resources Ltd. (the issuer) for the period ending December 31, 2006;

2.                                       Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings;

3.                                       Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings;

4.                                       The issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures for the issuer, and we have:

c.                                       designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual filings are being prepared;

d.                                      evaluated the effectiveness of the issuer’s disclosure controls and procedures as of the end of the period covered by the annual filings and have caused the issuer to disclose in the annual MD&A our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the annual filings based on such evaluation.

Date: March 29, 2007

/s/ Eric Edwards
Chief Financial Officer